EXHIBIT 99.2


                                 January 8, 2002

                               Motient Corporation
                            10802 Parkridge Boulevard
                           Reston, Virginia 20191-5416

To: Informal Committee of the Senior Note Holders of Motient Holdings Inc. And The Additional Senior
Note Holders Who Sign Below

Gentlemen:

     This non-binding letter of intent (the "Letter of Intent") sets forth the non-binding understanding of Motient Corporation ("Corporation"), Motient Holdings Inc. ("Holdings"), Motient Services Inc. ("Services") and Motient Communications Inc. ("Communications") (collectively, "Motient") and the members of the Informal Committee (the "Senior Note Holder Committee") of the holders, or managers or advisors to accounts that are holders, of the Series A and B 12.25% Senior Notes due 2008 (the "Senior Notes") issued by Holdings and the additional Senior Note holders who sign this letter agreement regarding an agreement in principle to support confirmation of a plan of reorganization (the "Plan") for Motient that provides the following terms:

(1) Senior Notes Treatment. The holders of the Senior Notes to receive pro rata (based on the principal amount of the Senior Notes held by them) 100% of all issued and outstanding shares of the new equity in the Corporation to be issued under the Plan (the "New Equity") on the effective date of the Plan (the "Effective Date") calculated before giving effect to any dilution caused by the issuance of New Equity (or warrants or options to purchase New Equity) as provided in paragraphs two, five, six and seven of this Letter of Intent. The claim(s) on account of the Senior Notes will be allowed claims under the Plan.

(2) Old Equity Treatment. The holders on the Confirmation Date of common stock issued by Corporation ("Old Equity") to receive warrants with a nominal strike price to acquire five percent (5%) of the New Equity on a fully diluted basis after giving effect to any dilution caused by the issuance of New Equity (or warrants or options to purchase New Equity) as provided in paragraphs one, five, six and seven of this Letter of Intent. The warrants are exercisable only after the average closing price if the New Equity is listed on a national reporting exchange (or the average of the last trade price on or prior to 4:00 p.m. ET if the New Equity is not listed on a national reporting exchange) of the New Equity measured over a period of ninety consecutive days multiplied times the number of shares of New Equity issued to the Senior Note holders equals or exceeds 105% of the aggregate principal balance of the Senior Notes plus accrued and unpaid interest on the date of filing of the Motient bankruptcy petitions (the "Petition Date"). The warrants will expire two (2) years from the Effective Date. All prepetition common stock and options or warrants to acquire common stock to be canceled under the Plan.

(3) General Unsecured Claims Treatment. All allowed unsecured nonpriority trade creditors of Communications (but specifically excluding to the extent applicable the holders of Senior Notes, Rare Medium Group, Inc. ("Rare"), JPMorgan, and Boeing Satellite Systems, Inc. ("Boeing")) to receive payment in full in the ordinary course of business under terms to be set forth in the Plan.

(4)  Rare Treatment.  If a fair settlement  cannot be negotiated on an expedited basis, Motient and/or the Official Committee of Unsecured Creditors' appointed in Motients' bankruptcy cases (the "Creditors' Committee") will object to Rare's claim and file litigation against Rare (the "Rare Litigation") with regard to the October 12, 2001 transfer to Rare of five million shares of stock in XM Satellite Radio Holdings, Inc. To the extent Rare is determined to have an allowed claim, it shall receive a promissory note (the "Reorganization Note") for the allowed amount of its claim from a new intermediate holding company (the "New Company") to be created between Corporation and Motient Ventures Holding Inc ("Ventures"). The Reorganization Note shall accrue interest at 9% (or such other interest rate as the Bankruptcy Court may determine) per anum and shall be due and payable in full forty-two months after the Effective Date. The New Company and Motient will agree to a limited set of covenants to ensure recourse only to the interest held by Ventures in Mobile Satellite Ventures LP. However, the Reorganization Note shall not be secured by any assets of Corporation or Ventures or any other Motient entity. The same treatment will be given to any holder of an allowed unsecured (non-convenience class) non-contingent claim against Corporation that constitutes Senior Indebtedness of Corporation under the terms of the Senior Note Indenture.

(5) JP Morgan Treatment. To the extent JP Morgan is determined to have an allowed claim, JP Morgan to receive a pro rata share of New Equity with the numerator being the allowed amount of its claim and the denominator being the aggregate of the allowed claims of the Senior Notes, Rare, if any, and JP Morgan, if any, with a two-to-one step down from distributions to the holders of the Senior Notes

(6) Boeing Treatment. To the extent Boeing is determined to have an allowed claim, Boeing to receive a pro rata share of New Equity with the numerator being the allowed amount of its claim and the denominator being the aggregate of the allowed claims of the Senior Notes, Rare, if any, and Boeing, if any, with a two-to-one step down from distributions to the holders of the Senior Notes. The same treatment will be given to any other allowed (a) unsecured (non-convenience class) claims against Holdings and/or Services, and (b) unsecured (non-convenience class) claims against Corporation that do not constitute Senior Indebtedness of Corporation under the terms of the Senior Note Indenture.

(7) Employee Incentive Plan. Management and employees to receive a combination of options to purchase stock and shares of restricted stock together aggregating up to ten percent (10%) of the New Equity on a fully diluted basis after giving effect to any dilution caused by the issuance of New Equity (or warrants or options to purchase New Equity) as provided in paragraphs one, two, five and six of this Letter of Intent, with vesting terms and other provisions and conditions based on operating and performance targets and other criteria to be decided by the board of directors of the reorganized Corporation.

(8) Change of Control Agreements. Motient and the Senior Note Holder Committee to negotiate change of control agreements providing for payment of one (1) year's annual base salary (excluding cash bonus) for senior management to replace (and in exchange for any amounts otherwise accruing under) current change of control agreements. Motient and the Senior Note Holder Committee to agree on the list of senior management to receive such agreements.

(9) Retention Bonus. Aggregate of $325,000 to be paid on the Effective Date pro rata to those Motient employees contained on a list to be negotiated by Motient and the Senior Note Holder Committee who are employed by Motient on the date of confirmation of the Plan.

(10) Board of Directors of Reorganized Motient. Initially, the board of directors of reorganized Motient to consist of seven (7) directors, (a) five (5) to be appointed by holders of the Senior Notes, (b) the Chief Executive Officer of Motient and (c) one other Motient director to be agreed upon by Motient and the Senior Note Holder Committee.

(11) Registration Rights. Any creditor that would be deemed, following the Effective Date, to be an "affiliate" of reorganized Motient by reason of its equity holdings in the Corporation or who otherwise could not benefit from the section 1145 exemption from registration would be granted customary registration rights (shelf (as long as the creditor remains an "affiliate" of reorganized Motient), two demand, and unlimited piggybacks). Motient to provide customary indemnification and bear all costs of complying with this paragraph (including without limitation (i) registering and using its best efforts to list the securities and (ii) complying with the registration rights granted herein) and will pay the reasonable and actual fees and expenses of any legal advisor of the holders of Senior Notes receiving registration rights. New Equity to be freely tradable pursuant to section 1145 of the Bankruptcy Code. Reorganized Motient will agree to voluntarily file with the Securities and Exchange Commission (the "Commission") the annual reports and quarterly reports with the Commission required pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act"), as if it was subject to such sections of the 1934 Act.

(12) Documentation. Any agreement, including (without limitation) the Plan, employment agreements, warrants, stock options, corporate charters and by-laws, will be subject to the negotiation, execution and delivery of definitive documentation setting forth the terms of the transaction that is acceptable to the Senior Note Holder Committee.

(13) Chapter 5 Claims. Motient and the Creditors' Committee shall investigate and cooperate in determining what avoidance actions and other litigation to pursue on behalf of Motient's bankruptcy estates including, without limitation, the Rare Litigation.

(14) Disclosure. Without the prior written consent of any member of the Senior Note Holder Committee or any signatory hereto, Motient shall not voluntarily disclose (i) the identity of any Senior Note Holder Committee member or signatory hereto, (ii) the amount of Senior Notes owned or managed by any individual holder of Senior Notes, and (iii) the written or oral statement(s) of factual positions by any Senior Note Holder Committee member, signatory hereto, or its representatives. Motient shall be entitled to disclose such information to the extent required by applicable law or by order or direction of the Bankruptcy Court or the United States Trustee with jurisdiction over Motient's bankruptcy cases. In addition, Motient shall not issue any press release reflecting the terms of this Letter of Intent without the prior approval of the Senior Note Holder Committee, which approval shall not be unreasonably withheld.

(15) Representations. By signing below, the Senior Note holder represents and warrants to Motient that the information set forth below with respect to such holder is true and correct. In addition, such holder agrees until April 15, 2002 to not to sell, transfer or otherwise directly or indirectly dispose of the Senior Notes beneficially owned by it or as to which it has investment authority or discretion unless (i) the transferee executes a copy of this letter agreeing to be bound to the terms hereof to the same extent as such Senior Note holder is bound and (ii) the holder provides such executed letter to Motient.

     The Senior Note Holder Committee, Motient and Credit Suisse First Boston ("CSFB") shall agree upon the terms of the success fee for CSFB's services as Motient's financial advisor in connection with the restructuring of the Senior Notes and Motient's bankruptcy cases.

     Paragraphs 14 and 15 of this Letter of Intent shall be the only provision of this Letter of Intent that is binding on the parties hereto. Other than paragraphs 14 and 15 hereof, the terms reflected in this Letter of Intent shall not constitute a complete statement or a legally enforceable agreement on the part of Motient or the Senior Note Holder Committee or any other additional Senior Note holder who signs this Letter of Intent with respect to the matters described herein nor do they impose an enforceable duty or obligation to negotiate towards or conclude any such agreement or commitment.

     This Letter of Intent is also being provided in confidence, in furtherance of settlement discussions, and is entitled to the protections from use or disclosure afforded by Fed. R. Evid. 408 and any similar applicable rule of evidence.

     The Letter of Intent shall not and does not constitute, nor shall it be deemed to constitute, a commitment to the restructuring proposal outlined herein by (i) any member of the Senior Note Holder Committee, (ii) the Senior Note Holder Committee, (iii) Motient, or (iv) any other signatory hereto.

     We are sure any Senior Note Holder who signs below will understand that irrespective of the terms set forth herein, Motient reserves the right to file any plan and take any other actions that it determines to be in the best interest of its creditors and other constituents. Likewise, Motient understands that the Senior Note Holders who sign below also are reserving the same rights on their behalf.

     The parties agree that the Plan must be confirmed no later than April 15, 2002.

     With best regards.


                                                    Sincerely,



                                                    Walter V. Purnell, Jr.
                                                    Chief Executive Officer
                                                      And President



The terms set forth in the foregoing Letter of Intent, dated January 8, 2002, from Motient Corporation to the Informal Committee of the Senior Note Holders of Motient Holdings Inc. and the additional Senior Note Holders who sign below, are acceptable to the undersigned:


Name of Senior Note Holder:
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Total Amount of Senior Note Holdings:
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Date:
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Signature of Authorized Representative